Not for release, publication or distribution in or into Canada, Australia or Japan.



                    GANNETT U.K. LIMITED
                         Cash Offer
                             For
                        NEWSQUEST PLC

1  Introduction

The Board of Gannett Co., Inc. ("Gannett") announces the terms of a cash offer to be made for the entire issued and to be issued share capital of Newsquest plc ("Newsquest") by Gannett U.K. Limited ("Gannett UK"), a wholly owned subsidiary of Gannett.

The Board of Newsquest is of the unanimous view that it is in the best interests of Newsquest and its Shareholders for the Offer to be put forward to Newsquest Shareholders for consideration.

The Offer:

 - will be 460p in cash for each Newsquest Share;

 - values the existing issued share capital of Newsquest at approximately L904 million;

 - represents a multiple of 21.7x Newsquest's basic earnings per share, and a multiple of 11.3x Newsquest's earnings before interest, tax, depreciation and amortisation for the 53 weeks ended 3 January 1999;

 - represents a premium of approximately 25 per cent to the average Closing Price of a Newsquest Share in the six months to 23 June 1999 of 367.5p;

 - represents a premium of approximately 9 per cent to the Closing Price of a Newsquest Share of 423p on 23 June
   1999; and

 - includes a Loan Note Alternative. Gannett has received irrevocable undertakings to accept the Offer

The financial effects of acceptance of the Offer and the bases of and sources of information for the above calculations are set out in Appendices II and III respectively.

2  The Offer

The Offer will be made on the following basis:

    for each Newsquest Share                460p in cash

The Offer will be subject to the conditions and further terms set out below and in Appendix I to this announcement and will be set out in full in the Offer Document and Form of Acceptance.

The Newsquest Shares will be acquired under the Offer fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and other interests and together with all rights now or hereafter attaching thereto.

The Offer is to be financed from Gannett's own resources and existing facilities or from the US public debt markets.

3  Loan Note Alternative

Accepting Newsquest Shareholders (other than to certain family members and family trusts) will be entitled to elect to receive Loan Notes to be issued by Gannett UK instead of some or all of the cash consideration which would otherwise be receivable under the Offer on the following basis:

  for every L1 of                   L1 nominal of Loan Notes
  cash consideration

The Loan Notes, which will be governed by English law, will be issued, credited as fully paid, in multiples of L1 nominal amount. Fractional entitlements to Loan Notes will be disregarded. The obligations of Gannett UK as the issuer of the Loan Notes will be guaranteed as to principal only by Gansat, a member of the Gannett Group.

The Loan Notes will bear interest from the date of issue to the relevant holder of Loan Notes at a rate of 0.5 per cent per annum below LIBOR for six month sterling deposits
(subject to a cap of 6.5 per cent), payable six monthly in arrears on 30 June and 31 December except that the first interest payment date will be 31 December 1999.

The Loan Notes will not be transferable (other than to certain family members and family trusts) and no application will be made for the Loan Notes to be listed or dealt in on any stock exchange. The Loan Notes will be redeemable at the holder's option, in part or in whole, on 30 June 2000 and on each interest payment date thereafter, and any Loan Notes not previously repaid, redeemed or purchased will be repaid at par (together with any accrued interest) on 31 December 2006. The Loan Notes can be redeemed by the issuer on any interest payment date prior to 31 December 2006 if the aggregate value of Loan Notes in issue is less than L100,000.

Hoare Govett has advised that, based on current market conditions, its estimate of the value of the Loan Notes, if they had been in issue on 23 June 1999, would have been approximately 98p per L1 nominal value.

If valid elections for the Loan Note Alternative do not require the issue of Loan Notes exceeding L10 million in nominal value in aggregate, no Loan Notes will be issued unless Gannett determines otherwise, and Newsquest
Shareholders who have elected for the Loan Note Alternative will then receive cash in accordance with the terms of the Offer.

The total amount of Loan Notes to be issued will not exceed L50 million in nominal value, unless Gannett otherwise determines. To the extent that elections for Loan Notes exceed L50 million in nominal value in aggregate and Gannett does not determine to increase the total amount to be issued, elections will be scaled back pro-rata such that elections are accepted in respect of Loan Notes that have nominal aggregate value of L50 million, with the balance of the consideration being settled in cash.

The Loan Note Alternative will be conditional upon the Offer becoming or being declared unconditional in all respects and will remain open for so long as the Offer remains open for acceptance. Full particulars of the Loan Notes are contained in the Offer Document which will be posted to Newsquest Shareholders today.

4  Arrangements with Newsquest Shareholders

(a)  Irrevocable undertakings to accept the Offer

Gannett has received irrevocable undertakings to accept the Offer from certain Newsquest Shareholders as set out below:

Newsquest Shares                                Percentage
                                                 of issued
                                              share capital

KKR                                       72,330,628  36.81

Shareholdings managed by Cinven Limited:

Coal Pension Venture Nominees Limited     10,177,410   5.18
Cinven Fund No 1 Limited Partnership       5,215,592   2.66
Railway Pension Venture Capital Limited    3,820,574   1.95
Barclays Venture Nominees Limited          3,820,574   1.95
Cinven Fund US No 1 Limited Partnership    2,425,555   1.23
Cinven Nominees Limited                       16,171   0.01
                                          ----------  -----
                                          25,475,876  12.97

Executive directors of Newsquest:

James Brown                                1,423,475   0.72
Paul Davidson                              1,190,243   0.61
John Pfeil                                 1,189,943   0.61
                                           ---------   ----
                                           3,803,661   1.94
                                         -----------  -----
Total                                    101,610,165  51.73

These irrevocable undertakings will lapse if a competing offer in excess of 495p per Newsquest Share is announced prior to midnight on the seventh day after posting of the Offer Document.

In addition, the executive directors of Newsquest have agreed, conditional only on the Offer being declared or becoming unconditional in all respects, to accept the Offer in respect of Newsquest Shares issued upon the exercise of options under the Newsquest Share Option Schemes.

(b)  Sharing and exclusivity agreement

Gannett has entered into an agreement with KKR and Cinven under which KKR and Cinven will, at the time of any disposal of all or part of their holdings of Newsquest Shares in circumstances where a competing offer in excess of 495p is made and such shareholders do not accept the Gannett Offer, pay Gannett a fee on the following basis:-

  (i) if the disposal price per Share is more than 400p, but less than 495p, an amount per Share equal to
        22.6 per cent of the excess over 400p; or

  (ii) if the disposal price per Share is 495p or more, but less than 600p, an amount per Share of 21.5p plus an amount equal to 20.4 per cent of the excess over 495p; or

  (iii) if the disposal price per Share is 600p or more, an amount per Share of 42.9p.

KKR and Cinven have also agreed, inter alia, not to solicit offers for the Company whilst the Gannett Offer is open for acceptance.

5  Background to the Offer

Introduction

As described in a letter from the Directors of Newsquest to Shareholders contained in the Offer Document to be sent to Shareholders today, Gannett submitted a conditional offer of 460p per Share to the Board of Newsquest in May 1999. This followed an examination by the Board of Newsquest of various strategic opportunities to maximise shareholder value which resulted in the subsequent decision to seek a possible purchaser for the Company. Merrill Lynch was retained to act as the Company's financial advisor in relation to this process.

Issues for consideration

Set out below are the issues that the Board of Newsquest, as advised by Merrill Lynch, examined when considering their response to the conditional Gannett offer and to which the Board believes Shareholders should have regard when making their decision whether or not to accept the Offer:

(a)  Gannett's proposal of an offer of 460p per Newsquest
     Share would only proceed on the basis of, inter alia:

   (i) the Board permitting the offer to be made to Shareholders;

   (ii) KKR, Cinven and the executive directors of Newsquest providing irrevocable undertakings to accept the offer; and

   (iii) certain management and employees committing to remain with the Company after the offer had been completed.

(b) The Board's recognition that the process, undertaken by Merrill Lynch, represented a comprehensive examination of the universe of those trade buyers most likely to be interested in acquiring Newsquest, and that Gannett's Offer represents the highest price offered from this universe of potential buyers as part of this process. Neither the Board, nor Merrill Lynch, has been approached by any person, other than those approached as part of this process, on behalf of a bona fide potential offeror wishing to instigate discussions with a view to any offer being made for Newsquest. Discussions with other potential offerors approached as part of this process have ceased.

(c) KKR, Cinven, and the executive directors of Newsquest indicating that they were prepared to enter into irrevocable undertakings to accept the Offer in respect of their holdings, representing approximately 51.7 per cent of Newsquest's issued ordinary share capital. It should be noted that each of KKR, Cinven and the executive board members have held substantially all of their stakes since the initial public offering of the Company in October 1997.

(d) The Board's recognition that both the sector's and Newsquest's recent performance has contributed to the current level of the Newsquest Share price.

(e) The Board's recognition that the Offer is above the highest Closing Price of Newsquest Shares (447.5p on 7
     May 1999).

(f) Gannett's offer was not expected to have any UK, EU or US competition clearance issues.

(g) The Board's belief, supported by Merrill Lynch's analysis, that at the current share price of 423p, on an earnings before interest, tax, depreciation and amortisation (EBITDA), earnings before interest and tax
     (EBIT) and earnings per share (EPS) multiple basis, Newsquest, for the first time, is trading broadly in line with its peer group.

(h) The prospects for the Company as an independent public company. Set out in paragraph 8 below is a summary of the Company's recent AGM statement, as released on the Regulatory News Service on 5 May 1999, which set out the Board's view of the Company's performance and prospects.

Additionally, in assessing whether to accept the Offer, the Board believes that Shareholders should consider the following:

(a) If the Offer is declared unconditional in all respects, a Shareholder who does not tender his Shares into the Offer whilst the Offer is open for acceptances after it has gone unconditional may, if the compulsory purchase and sale procedures in the Companies Act are not operated or applicable, be in a minority position and therefore may be exposed to certain risks. In particular:

   (i) the possibility that Gannett as the majority shareholder may terminate or reduce dividend payments; and

   (ii) the possibility that Newsquest may be delisted from the London Stock Exchange.

(b) Furthermore, if the Offer is declared unconditional in all respects, the liquidity of Newsquest Shares is likely to be substantially reduced and there would be no guarantee that a subsequent offer would be made in the future for the outstanding minority position, by either Gannett or another offeror.

Board's conclusion

Having taken each of these issues into consideration, it is the view of the Board that the Offer represents a serious and fair proposal worthy of consideration by Shareholders. However, the Board's view is that the Offer is not such a compelling proposal that the Board could give an outright recommendation to Shareholders that it was absolutely in their best interests to accept.

The Board similarly was of the view that, particularly as the Company's two largest shareholders, both represented on the Newsquest Board, and the executive directors, were all minded to accept the Offer, it was appropriate for the Board to agree to Gannett making the Offer to all Shareholders.

Therefore, the Board has waived the relevant sections of the confidentiality and standstill agreement that Gannett had entered into at the start of this process, and has agreed under Rule 5.2 of the City Code to allow Gannett to obtain irrevocable undertakings from Shareholders representing 51.7 per cent of Newsquest's issued ordinary share capital, and has agreed to permit Gannett to purchase shares in Newsquest.

In conclusion, the Directors, who have been so advised by Merrill Lynch, believe that it is in the best interests of Newsquest and its Shareholders to put the Offer forward for consideration by all Shareholders.

The executive directors (Messrs James Brown, John Pfeil and
Paul Davidson), who together hold 1.9 per cent of Newsquest's issued ordinary share capital have, as Shareholders, irrevocably committed, in terms set out in paragraph 4 above, to accept the Offer.

In providing advice to the Directors, Merrill Lynch has relied on the Board's commercial assessment.

6  Reasons for the Offer

Gannett's core operations include publishing newspapers and the provision of newspaper Internet sites. Gannett's strategy is to create and expand its quality portfolio of titles, products and services through innovation, and to make acquisitions in news, information and communications and related fields in support of this strategy. As the largest publisher of local and regional newspapers in England, and a leader in using Internet technology to deliver local news and information, Newsquest represents an attractive opportunity for Gannett to enhance shareholder value through acquisition. In particular the acquisition:

 - permits Gannett and Newsquest to exchange best practices in gathering news and information;

 - creates the ability to exploit the combined marketing and Internet expertise of both companies to further develop innovative quality products and services for both regional advertisers and readers/users;

 - means that Gannett and Newsquest will be better positioned to serve the needs of international advertisers;

 - enables Gannett to diversify outside the USA through a sizeable presence in the UK, which represents one of the major European markets for regional newspapers; and

 - provides Gannett and Newsquest with further economies of scale, including purchasing newsprint and capital equipment.

Gannett believes that in balancing the complementary strengths of both companies while recognising their individual markets' uniqueness, the combined companies will better serve their readers and advertisers and will enhance profitable development and growth to the substantial benefit of employees and shareholders.

7  Information on Gannett

Gannett is a diversified news and information company that publishes 74 daily newspapers including USA TODAY and is the USA's largest newspaper group in terms of circulation. It also owns and operates 21 television stations covering 17.3% of the US, and cable television systems in three US states. It is also engaged in marketing, commercial printing, a newswire service, data services and news programming. Gannett is listed on the New York Stock Exchange and has a market capitalisation of approximately US$20.5 billion, (L12.9 billion) and employs approximately 39,400 people worldwide.

Gannett reported operating revenues of US$5,121 million
(L3,221 million) for the fiscal year ended 27 December 1998
compared with operating revenues of US$4,729 million (L2,974 million) for the fiscal year ended 28 December 1997.

Gannett reported operating profits of US$1,444 million (L908 million) for the fiscal year ended 27 December 1998 (1997:
US$1,316 million (L828 million)). As at 27 December 1998, Gannett had net assets of US$3,980 million (L2,503 million).

8  Information on Newsquest

Newsquest's principal activities are that of publishing and printing local newspapers in the UK with a portfolio of 63 paid for daily and weekly newspapers and 120 free weekly newspapers. Its titles include the Northern Echo and the Evening Argus.

For the 53 weeks ended 3 January 1999, Newsquest reported turnover of L305.8 million (52 weeks ended 28 December 1997:
L285.6 million), profit before tax on ordinary activities of L61.0 million (1997: L31.6 million), and basic earnings per share of 21.2p (1997: 11.9p). Newsquest had net assets as at 3 January 1999 of L226.4 million.

At the Annual General Meeting of Newsquest on 5 May 1999,
James Brown, Executive Chairman, made the following remarks commenting both on Newsquest's quarterly results for the 13 weeks to 4 April 1999 (which were released on 5 May 1999) and on prospects for the current year:

"The year has started well for Newsquest, with the benefits of strong advertising revenues resulting in an underlying revenue growth of 7.5% in the quarter. This, together with marginally lower newsprint prices, is reflected in an underlying 19.6% growth in operating profits, as shown in our first quarter results published this morning. These figures also benefit from the fact that Easter fell earlier this year. The threatened economic slowdown has resulted in a soft landing, and the increase in like-for-like revenue growth in areas other than recruitment reflects the Company's initiatives in these areas.

As I said in our Annual Report, we are cautiously optimistic for the remainder of the year."

9  Management and Employees

Gannett attaches great importance to the skills and experience of the existing management and employees of Newsquest. Gannett has given assurances to the board of Newsquest that the existing employment rights, including pension rights, of the employees of Newsquest will be fully safeguarded.

10  Newsquest Share Option Schemes

The Offer will extend to any Newsquest Shares unconditionally allotted or issued and fully paid before the Offer closes (or before such earlier date as the directors of Gannett UK (subject to the City Code) may determine not being earlier than the date on which the Offer becomes or is declared unconditional as to acceptances or if later the first closing date of the Offer) as a result of the exercise of options granted under the Newsquest Share Option Schemes.

Appropriate proposals will be made in due course to participants in the Newsquest Share Option Schemes.

11  Cancellation of listing and compulsory acquisition

After the Offer becomes unconditional in all respects, Gannett UK intends to procure the making of an application by Newsquest for the cancellation of the listing of the Newsquest Shares on the London Stock Exchange. It is anticipated that such cancellation will take effect no earlier than 20 business days after the Offer becomes unconditional in all respects.

If Gannett UK receives acceptances under the Offer in respect of, and/or otherwise acquires, 90 per cent or more of the Newsquest Shares to which the Offer relates, Gannett
UK will exercise its rights pursuant to the provisions of sections 428 to 430F of the Companies Act 1985 to acquire compulsorily the remaining Newsquest Shares.

12  Offer Document

The formal Offer Document will be posted by Gannett UK to Newsquest Shareholders today.

13  General

This announcement does not constitute an offer or an invitation to purchase any securities and this announcement and related materials do not constitute an offer of securities for sale in the United States or to US persons.

The Offer will not be made, directly or indirectly, in or into Canada, Australia or Japan. Accordingly, copies of this announcement are not being, and must not be mailed or otherwise distributed or sent in or into Canada, Australia or Japan and persons receiving this announcement (including custodians, nominees and trustees) must not distribute or send it into or from Canada, Australia or Japan. Doing so may invalidate any purported acceptance.

The Loan Notes that may be issued pursuant to the Offer will not be listed on any stock exchange and have not been, and will not be, registered under the US Securities Act of 1933, as amended, nor under any relevant securities laws of any state of the US and the relevant clearances will not be obtained from the regulatory authority of any province or territory of Canada. The Loan Notes are not being offered, sold or delivered, directly or indirectly, to, or for the account or benefit of, US persons or into the United States, Canada, Australia or Japan, or into any other jurisdiction if to do so would constitute a violation of relevant laws in such jurisdiction.

The Offer will be open for at least 20 US business days from the date of the Offer Document, which is being posted to Newsquest Shareholders today.

PricewaterhouseCoopers, which is authorised to carry on investment business by the Institute of Chartered
Accountants in England and Wales, is acting for Gannett and Gannett UK and no one else in connection with the Offer and will not be responsible to anyone other than Gannett and Gannett UK for providing the protections afforded to customers of PricewaterhouseCoopers or for giving advice in relation to the Offer.

Merrill Lynch, which is regulated in the UK by The
Securities and Futures Authority Limited, is acting for Newsquest and no one else in connection with the Offer and will not be responsible to anyone other than Newsquest for providing the protections afforded to its customers or for providing advice in relation to the Offer.

The directors of Gannett UK and Gannett accept responsibility for the information contained in this announcement (other than the information contained in paragraphs 5 and 8 of this announcement and other information relating to the Newsquest Group). To the best of the knowledge and belief of the directors of Gannett UK and Gannett (who have taken all reasonable care to ensure that such is the case), such information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Directors of Newsquest accept responsibility for the information contained in paragraphs 5 and 8 of this announcement and other information in this announcement relating to the Newsquest Group. To the best of the knowledge and belief of the Directors of Newsquest (who have taken all reasonable care to ensure that such is the case), such information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

Save for the arrangements with Newsquest Shareholders summarised in paragraph 4 above, neither Gannett nor any person deemed to be acting in concert with Gannett owns or controls any Newsquest Shares or has any options to acquire any Newsquest Shares. Save as summarised in paragraph 4 above, neither Gannett nor any person acting in concert with Gannett for the purposes of the Offer has any arrangement in relation to Newsquest Shares or any securities convertible or exchangeable into Newsquest Shares or options (including traded options) in respect of or derivatives referenced to any such shares. For these purposes, "arrangement" includes any indemnity or option arrangement, any agreement or understanding, formal or informal, of whatever nature, relating to Newsquest Shares which may be an inducement to deal or refrain from dealing in such shares.

Gannett and Newsquest entered into an exclusivity agreement on 17 June 1999 under which Newsquest undertook, inter alia, not to solicit offers for the Company prior to the announcement of the Offer and, thereafter, whilst the Offer is open for acceptance.

Certain sources and bases of assumptions and calculations are set out in Appendix III.

PricewaterhouseCoopers has approved the contents of this announcement solely for the purpose of section 57 of the Financial Services Act 1986.

24 June 1999